Exhibit 12

                          TELEPHONE AND DATA SYSTEMS, INC.
                        RATIOS OF EARNINGS TO FIXED CHARGES
                         For the Six Months June 30, 1997
                             (Dollars In Thousands)




EARNINGS:
  Income from Continuing Operations before
    income taxes                                              $     40,363
     Add (Deduct):
         Minority Share of Losses                                  (13,599)
         Earnings on Equity Method                                 (34,663)
         Distributions from Minority Subsidiaries                   24,028
         Amortization of Non-Telephone Capitalized
           Interest                                                      1
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                  10,030
                                                              ------------
                                                                    26,160

     Add fixed charges:
         Consolidated interest expense                              33,339
         Interest Portion (1/3) of Consolidated Rent Expense         4,450
         Amortization of debt expense and discount on
           indebtedness                                                355
                                                              ------------
                                                              $     64,304
                                                              ============

  FIXED CHARGES:
  Consolidated interest expense                               $     33,339
  Capitalized interest                                              10,705
  Interest Portion (1/3) of Consolidated Rent Expense                4,450
  Amortization of debt expense and discount on indebtedness            355
                                                              ------------
                                                              $     48,849
                                                              ============

RATIO OF EARNINGS TO FIXED CHARGES                                    1.32
                                                              ============

  Tax-Effected Redeemable Preferred Dividends                 $        138
     Fixed Charges                                                  48,849
                                                              ------------
         Fixed Charges and Redeemable Preferred Dividends     $     48,987
                                                              ============
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                  1.31
                                                              ============

  Tax-Effected Preferred Dividends                            $      2,184
  Fixed Charges                                                     48,849
                                                              ------------
         Fixed Charges and Preferred Dividends                $     51,033
                                                              ============

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                             1.26
                                                              ============



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